Exhibit 99.1
Cognizant Reports Fourth Quarter and Full-Year 2025 Results
Exceeds fourth quarter revenue guidance and full year guidance across revenue, adjusted operating margin, and adjusted EPS
•Fourth quarter revenue of $5.3 billion increased 4.9% year-over-year or 3.8% in constant currency1
•Full-year revenue of $21.1 billion increased 7.0% year-over-year or 6.4% in constant currency
•Full-year operating margin of 16.1% increased 140 basis points year-over-year; Adjusted Operating Margin1 of 15.8% increased 50 basis points year-over-year
•Full-year GAAP EPS of $4.56 increased by 1% year-over-year; Adjusted EPS1 of $5.28 increased 11% year-over-year
•Trailing 12-month bookings of $28.4 billion increased 5% year-over-year, driven by 9% growth in the fourth quarter; 28 large deals signed in 2025, including 12 in the fourth quarter
•In 2026, expect to return $1.6 billion to shareholders through share repurchases and dividends, including $1 billion of share repurchases
•Cash dividend increased 6.5% to $0.33 per share for Q1 2026
•2026 constant currency revenue growth guidance 4.0% to 6.5%
•2026 Adjusted Operating Margin guidance is 15.9% to 16.1%, expansion of 10 to 30 basis points
TEANECK, N.J., February 4, 2026 - Cognizant (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its fourth quarter and full-year 2025 financial results.

“I am deeply grateful to our over 350,000 employees who helped make 2025 a defining year for Cognizant in which we put our AI builder strategy in motion and returned to the ‘winner’s circle’ two years ahead of the target we set at our Investor Day,” said Ravi Kumar S, Chief Executive Officer. “We have invested in our talent, strengthened our partnership ecosystem and advanced our AI platforms to help clients scale AI across the enterprise. These investments helped us sign 28 large deals in 2025 with large deal TCV growth of nearly 50% year-over-year. We are confident that the foundation we built over the last three years positions us well to carry this momentum in the years ahead.”

$ in millions, except per share data	Q4 2025	Q4 2024	2025	2024
Revenue	$5,333	$5,082	$21,108	$19,736
Y/Y Change	4.9%	6.8%	7.0%	2.0%
Y/Y Change CC1	3.8%	6.7%	6.4%	1.9%
GAAP Operating Margin	16.0%	14.8%	16.1%	14.7%
Adjusted Operating Margin[1]	16.0%	15.7%	15.8%	15.3%
GAAP Diluted EPS	$1.34	$1.10	$4.56	$4.51
Adjusted Diluted EPS[1]	$1.35	$1.21	$5.28	$4.75
Operating cash flow conversion (Operating cash flow / net income)			129%	95%
Free cash flow conversion (Free cash flow1 / net income)			120%	82%
Our acquisition of Belcan contributed approximately 260 basis points to revenue growth for the full year ended December 31, 2025.
GAAP Diluted EPS includes a one-time non-cash income tax charge that negatively impacted full year 2025 by $0.80.

1 Constant currency ("CC") revenue growth, Adjusted Operating Margin, Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS" or "Adjusted EPS") and free cash flow are not measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.

“In 2025, we outperformed the high end of our guidance ranges, combining top-tier revenue growth with 50 basis points of expanded adjusted operating margin and 11% adjusted EPS growth,” said Jatin Dalal, Chief Financial Officer. “Our operational rigor allowed us to maintain a robust free cash flow conversion of more than 100% of net income and return $2 billion to shareholders. Our initial 2026 guidance reflects sustained momentum, backed by our commitment to advancing our strategic investments aimed at accelerating our AI-led growth strategy.”

Bookings
On a trailing-twelve-month basis, bookings increased 5% year-over-year to $28.4 billion, which represented a book-to-bill of approximately 1.3x. Bookings in the fourth quarter increased 9% year-over-year. Fourth quarter bookings included twelve large deals, which are deals with total contract value of $100 million or greater, of which two were mega deals, or deals with total contract value of $500 million or greater.
Employee Metrics
On a trailing-twelve months basis, Voluntary Attrition - Tech Services was 13.9% for the period ended December 31, 2025, as compared to 14.5% and 15.9% for the periods ended September 30, 2025 and December 31, 2024, respectively. Total headcount as of December 31, 2025 was 351,600, an increase of 1,800 from September 30, 2025 and 14,800 from December 31, 2024.
Return of Capital to Shareholders
The Company repurchased 4.3 million shares for $325 million during the fourth quarter under its share repurchase program. For the full-year, the company repurchased 17.4 million shares for $1.3 billion under the program. As of December 31, 2025, there was $1.9 billion remaining under the share repurchase authorization. In February 2026, the Company declared a quarterly cash dividend of $0.33 per share for shareholders of record on February 18, 2026. This dividend will be payable on February 26, 2026.
First Quarter and Full-Year 2026 Guidance2
(all growth rates year-over-year)
•First quarter revenue is expected to be $5.36 to $5.44 billion, growth of 4.8% to 6.3%, or 2.7% to 4.2% in constant currency.
•Full-year 2026 revenue is expected to be $22.14 to $22.66 billion, growth of 4.9% to 7.4%, or 4.0% to 6.5% in constant currency.
•Full-year 2026 Adjusted Operating Margin3 is expected to be approximately 15.9% to 16.1%, or 10 to 30 basis points of expansion.
•Full-year 2026 Adjusted Diluted EPS3 is expected to be in the range of $5.56 to $5.70, growth of 5% to 8%.

2 Guidance as of February 4, 2026
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measures at the end of this release.

Select Company, Client and Partnership Announcements
Cognizant is building a portfolio of capabilities combined with deep domain expertise to harness and advance an AI-led future. Cognizant’s progress has been accelerated through client agreements, platform enhancements, and partnerships. Recent announcements include:
Client Announcements
•Announced an agreement with Bupa Hong Kong, a leading health insurance specialist in Hong Kong, to deliver Cognizant's first AI-driven Business-Process-as-a-Service (BPaaS) solution for claims modernization in the region. The five-year engagement represents the largest Intuitive Operations and Automation (IOA) services deal for Cognizant in Hong Kong.
•Renewed agreement with Kohler, Co., a kitchen and bath products manufacturer, under which Cognizant will continue to jointly advance Kohler’s global digital ecosystem, spanning across enterprise systems, Kohler.com and digital experiences, data and analytics, data center operations, end‑user services, cloud platforms, and cybersecurity. The expanded agreement aims to bring enhanced cloud management capabilities and next‑generation AI solutions, including Cognizant Neuro® IT Operations, to strengthen system reliability, deepen observability, and accelerate operational agility, positioning Kohler to harness ongoing, generative‑AI‑driven innovation.
•Celebrated 25 years of collaboration with Ace Hardware, a global hardware cooperative serving more than 8,900 locally owned and operated stores. Over the past 25 years, Cognizant has supported Ace’s digital transformation of core systems and experiences, beginning with a major transformation from legacy platforms to SAP and continuing with sustained enhancements to e-commerce, supply chain and retailer-facing tools that suit Ace’s unique co-op model.
•Entered a five-year IT services agreement with ERIKS, a leading provider of industrial components. Under the terms of the agreement, Cognizant will manage all of ERIKS' operational IT services, while also supporting them in transforming and modernizing their technology stack.
•Announced an agreement with Merchants Fleet, a market leader in fleet management and fleet leasing solutions, to transform operations and drive efficiency through advanced technology and AI. The collaboration continues Merchants Fleet's strategic initiative to modernize business processes across sales, fleet operations, and customer service. By leveraging generative AI to accelerate development cycles, Cognizant aims to support Merchants Fleet to build a more agile, future-ready architecture while laying out the foundation for long-term growth.
•Selected by the Coalition for Epidemic Preparedness Innovations (CEPI) to deliver a comprehensive digital transformation program which covers implementation of a new core Human Resources and Expense Management System (EMS) and consolidation of support for CEPI's Salesforce platform. The multi-year engagement marks a milestone in CEPI's digital transformation strategy to establish an enterprise architecture partner capable of introducing AI-enabled insights, automation and scalable solutions that aim to improve the organization's efficiency and reduce operational costs.
•Renewed a multi-million-dollar strategic collaboration with Travel + Leisure Co., a leading leisure travel company. The extended collaboration will focus on accelerating the digital transformation of Travel + Leisure Co. by modernizing its technological infrastructure and infusing AI to deliver enhanced experiences for its members and owners. Under the agreement, Cognizant will leverage its extensive hospitality domain expertise to optimize the technology ecosystem at Travel + Leisure Co., with the goal of elevating digital service experiences for its travel club members and an estimated

800,000 vacation club owners.
Platform Enhancements and Partnerships
•Launched Cognizant® Resilient IT Operations, a platform-powered solution that combines automation, AI agents and advanced analytics to empower clients to modernize IT operations and reduce operational debt, while enabling technology teams to focus on strategic innovation instead of routine maintenance.
•Adopted Anthropic's Claude, one of the world's most powerful family of large language models (LLMs), to help our enterprise customers and internal teams move from AI experimentation to scaled business outcomes. Cognizant plans to combine the Claude family of models and agentic tooling with Cognizant's engineering platforms and industry blueprints to help deliver measurable impact at enterprise scale.
•Expanded partnership with Microsoft to advance AI transformation and frontier firm experiences. Under the multi-year strategic agreement, Cognizant and Microsoft will co-build industry-grade AI solutions, jointly co-sell globally and collaborate on large-scale deals across key sectors including Financial Services, Healthcare and Life Sciences, Retail, and Manufacturing. The partnership will embed agentic AI and Copilot powered by Work IQ, Foundry IQ and Fabric IQ capabilities into mission-critical workflows. This partnership also expands on the Cognizant Neuro® AI Suite of offerings Cognizant is bringing to the market which leverage Microsoft cloud and AI services.
•Partnered with Cognition, creator of Devin AI, the autonomous software engineer, to help enterprises apply AI to software development work at scale. The partnership brings together Devin, an AI engineer that can execute development tasks independently and in parallel, and Windsurf, an agentic development environment that augments individual engineers in real time, with Cognizant delivery models and platforms.
•Expanded global strategic partnership with Adobe to help enterprises transform how they create, govern and scale content and customer experiences using generative AI. The collaboration elevates a long-standing relationship, bringing together Adobe’s AI-powered creative and experience platforms with Cognizant’s AI builder approach, industry expertise and managed services capabilities, to help address rising content demand, brand governance, and cost pressure across regulated and high-growth industries. The partnership is designed around a joint go-to-market and delivery model that helps enable enterprises to operationalize AI-driven content at scale to enable coordinated workflows across agents, as well as customization across industries and use cases.
•Announced a new partnership with Typeface to help enterprises modernize marketing operations through agentic AI orchestration. By combining Cognizant’s global delivery and transformation services with Typeface’s marketing platform, the companies will aim to transform fragmented workflows into connected, efficient and scalable marketing processes. Using Typeface, enterprises can orchestrate the full marketing lifecycle in a unified platform powered by agentic AI. Cognizant will provide advisory, implementation, creative, and change-management services to help clients adopt and scale these capabilities across their organizations.

Select Company Recognition, Announcements, and Analyst Ratings
•Completed acquisition of 3Cloud, one of the largest independent Microsoft Azure services providers and a recognized leader in Azure-dedicated AI enablement. The combination of 3Cloud and Cognizant unites their strengths to create a company with deep expertise in Azure, Data & AI, and App Innovation that we believe is well positioned to accelerate enterprise AI transformation for clients worldwide.
•Unveiled Artificial Intelligence (AI) Lab and Cognizant Moment™ Studio in Bengaluru, forming an innovation hub that advances the company's AI builder strategy. The India AI Lab extends Cognizant's AI Lab in San Francisco, while the Cognizant MomentTM Studio is part of the company's digital experience practice that helps clients leverage AI to reimagine the customer experience and drive growth. Together, the lab and studio will focus on developing business-ready multi-agent systems, AI decisioning capabilities, responsible AI and AI-for-good initiatives.
•Announced the launch of its Next-Gen Cyber Defense Center (CDC) in Bengaluru. This center is key to the company's worldwide CDC network and is Cognizant's largest facility designed to deliver advanced AI powered platform centric cybersecurity managed services, engineering and transformation services to clients globally.
•Held a groundbreaking ceremony for a state-of-the-art 8,000-seat facility in the southern city of Visakhapatnam. The proposed new campus is expected to be completed in three phases by 2033. The first phase, for which construction will begin in 2026, will house 3,000 associates upon its completion in early 2029. The next two phases will increase the seating capacity to 8,000.
•Announced an expansion of our Synapse initiative, setting a new goal to upskill a total of two million individuals by the end of 2030. Launched in 2023, Cognizant's Synapse skilling initiative has outpaced its original goal of reaching one million individuals worldwide by the end of 2026.
•Included in Forbes' list of America's Best Employers for Veterans 2025. This award is presented in collaboration with Statista. Employers were identified through an independent survey which included over 17,000 U.S. veterans. The personal and public evaluation was based on workplace atmosphere & development, image, working conditions, salary & wages, diversity and more.
•Recognized as a Leader in the 2025 Gartner® Magic Quadrant™ for Custom Software Development Services4
4 Gartner, Magic Quadrant for Custom Software Development Services, 1 December 2025. Gartner does not endorse any company, vendor, product or service depicted in its publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner publications consist of the opinions of Gartner’s business and technology insights organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this publication, including any warranties of merchantability or fitness for a particular purpose.
GARTNER and MAGIC QUADRANT are trademarks of Gartner, Inc. and its affiliates.

•Recognized as a Leader by Everest Group® in:
◦Banking IT Services PEAK Matrix® Assessment, 2025
◦Payments IT Services PEAK Matrix® Assessment, 2025
◦Payments BPS PEAK Matrix® Assessment, 2025
◦Banking BPS PEAK Matrix® Assessment, 2025
◦Digital Transformation Consulting PEAK Matrix® Assessment, 2025
◦Customer Experience Services in Insurance Operations PEAK Matrix® Assessment, 2025
◦Enterprise Quality Engineering Services PEAK Matrix® Assessment, 2025
◦Artificial Intelligence and Generative AI Services PEAK Matrix® Assessment, 2025
◦Property & Casualty Insurance IT Services PEAK Matrix® Assessment, 2025
◦ServiceNow Services PEAK Matrix® Assessment, 2025
◦Talent Readiness for Next Generation Data, Analytics, and AI Services PEAK Matrix® Assessment, 2025
◦Data and Analytics Services PEAK Matrix® Assessment, 2025
◦Global Capability Center Setup Capabilities in India PEAK Matrix® Assessment, 2025
◦Sales Services PEAK Matrix® Assessment, 2025
◦IT Service Management and Service Integration and Management Services PEAK Matrix® Assessment, 2025
◦Global Capability Center Transformation and Setup Capabilities in India – Provider PEAK Matrix® Assessment, 2025
•A Leader in IDC MarketScape:
◦Worldwide Life Sciences Healthcare Provider Engagement Services 2025 Vendor Assessment, doc # US51813524, September 2025
◦Worldwide Experience Design Services 2025 Vendor Assessment, doc # US52973225, October 2025
◦Worldwide Experience Build Services 2025 Vendor Assessment, doc # US52973125, October 2025
◦Worldwide Manufacturing Intelligence Transformation Strategic Consulting 2025 Vendor Assessment, doc # US52988325, November 2025
◦Worldwide Supply Chain Oracle Ecosystem Services 2025-2026 Vendor Assessment, doc # US53932925, December 2025
•Leadership in ISG Provider Lens™:
◦AI Driven ADM, 2025 - US, Europe, and APAC
◦Future of Work, 2025 - US
•Leadership in Avasant’s RadarView:
◦Data Center Managed Services, 2025
◦Consumer Packaged Goods Digital Services, 2025
◦Intelligent Automation Services, 2025
◦Intelligent ITOps Services, 2025
◦SAP S/4HANA Services, 2025
◦Generative AI Services, 2025
◦Digital Engineering Services, 2025
◦Digital Workplace Services, 2025
◦L&A Insurance Digital Services, 2025
◦Healthcare Provider Digital Services, 2025
◦Blockchain Services, 2025
◦Digital CX Services, 2025
◦Workday HCM Services, 2025

Conference Call
Cognizant will host a conference call on February 4, 2026, at 8:30 a.m. (Eastern) to discuss the Company’s fourth quarter and full year 2025 results. To listen to the conference call, please dial (877) 810-9510 (domestic) or +1 (201) 493-6778 (international) and provide the following conference passcode: “Cognizant Call.”
The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call. For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or +1 (201) 612-7415 (internationally) and enter 13757577 beginning two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, February 18, 2026. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.
About Cognizant
Cognizant (Nasdaq: CTSH) engineers modern businesses. We help our clients modernize technology, reimagine processes and transform experiences so they can stay ahead in our fast-changing world. Together, we’re improving everyday life. See how at www.cognizant.com or @cognizant.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our strategy, strategic partnerships and collaborations, competitive position and opportunities in the marketplace, investment in and growth of our business, the pace and magnitude of change and client needs related to generative AI, the effectiveness of our recruiting and talent efforts and related costs, labor market trends, the anticipated amount of capital to be returned to shareholders and our anticipated financial performance and other statements regarding matters that are not historical facts. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, the competitive and rapidly changing nature of the markets we compete in, our ability to successfully use AI-based technologies and the impact those technologies may have on the demand and terms for our services, the competitive marketplace for talent and its impact on employee recruitment and retention, legal, reputational and financial risks resulting from cyberattacks, changes in the regulatory environment, including with respect to immigration, trade and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures and Performance Metrics

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Operating Margin, Adjusted Net Income, Adjusted Diluted EPS (or Adjusted EPS), free cash flow, net cash and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income from Operations exclude unusual items, such as the gain on sale of property and equipment and NextGen charges. Our non-GAAP financial measures Adjusted Net Income and Adjusted Diluted EPS exclude unusual items, such as the one-time income tax expense related to the enactment of the OBBBA, the gain on sale of property and equipment and NextGen charges, net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Net Income and Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities plus proceeds from sale of property and equipment, net of purchases of property and equipment. Net cash is defined as cash and cash equivalents and short-term investments less short-term and long-term debt. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.
Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Accordingly, we believe that the presentation of our non-GAAP measures, which exclude certain costs, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.
A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Performance Metrics
Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Our book-to-bill ratio is defined as bookings for the trailing twelve months divided by revenue for the same period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for subsequent terminations, reductions or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time. Large deals and mega deals are defined as deals with a total contract value of $100 million or greater and $500 million or greater, respectively.

Investor Relations Contact:	Media Contact:
Tyler Scott	Jeff DeMarrais
SVP, Investor Relations	SVP, Corporate Communications
+1 551-220-8246	+1 475-223-2298
Tyler.Scott@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues	$5,333	$5,082	$21,108	$19,736
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	3,534	3,297	13,991	12,958
Selling, general and administrative expenses	806	844	3,240	3,223
Restructuring charges	—	49	—	134
Depreciation and amortization expense	140	141	550	529
(Gain) on sale of property and equipment	—	—	(62)	—
Income from operations	853	751	3,389	2,892
Other income (expense), net:
Interest income	27	28	105	119
Interest expense	(8)	(19)	(37)	(54)
Foreign currency exchange gains (losses), net	5	(18)	18	(19)
Other, net	1	(2)	4	—
Total other income (expense), net	25	(11)	90	46
Income before provision for income taxes	878	740	3,479	2,938
Provision for income taxes	(235)	(199)	(1,258)	(713)
Income (loss) from equity method investment	5	5	9	15
Net income	$648	$546	$2,230	$2,240
Basic earnings per share	$1.35	$1.10	$4.57	$4.52
Diluted earnings per share	$1.34	$1.10	$4.56	$4.51
Weighted average number of common shares outstanding - Basic	481	495	488	496
Dilutive effect of shares issuable under stock-based compensation plans	1	1	1	1
Weighted average number of common shares outstanding - Diluted	482	496	489	497

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

(in millions, except par values)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,901	$2,231
Short-term investments	13	12
Trade accounts receivable, net	4,439	4,059
Other current assets	2,198	1,202
Total current assets	8,551	7,504
Property and equipment, net	933	994
Operating lease assets, net	573	552
Goodwill	7,106	6,953
Intangible assets, net	1,417	1,599
Deferred income tax assets, net	967	1,248
Long-term investments	111	90
Other noncurrent assets	1,034	1,026
Total assets	$20,692	$19,966
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$308	$340
Deferred revenue	501	450
Short-term debt	33	33
Operating lease liabilities	153	152
Accrued expenses and other current liabilities	2,664	2,610
Total current liabilities	3,659	3,585
Deferred revenue, noncurrent	37	30
Operating lease liabilities, noncurrent	423	420
Deferred income tax liabilities, net	168	154
Long-term debt	543	875
Other noncurrent liabilities	847	494
Total liabilities	5,677	5,558
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 479 and 495 shares issued and outstanding as of December 31, 2025 and 2024, respectively	5	5
Additional paid-in capital	12	13
Retained earnings	15,158	14,686
Accumulated other comprehensive income (loss)	(160)	(296)
Total stockholders’ equity	15,015	14,408
Total liabilities and stockholders’ equity	$20,692	$19,966

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)

(dollars in millions, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,		Guidance
	2025	2024	2025	2024	Full Year 2026 (1)
GAAP income from operations	$853	$751	$3,389	$2,892
(Gain) on sale of property and equipment(a)	—	—	(62)	—
NextGen charges(b)	—	49	—	134
Adjusted Income From Operations	$853	$800	$3,327	$3,026

GAAP operating margin	16.0%	14.8%	16.1%	14.7%
(Gain) on sale of property and equipment	—	—	(0.3)	—	—
NextGen charges	—	0.9	—	0.6	—
Adjusted Operating Margin	16.0%	15.7%	15.8%	15.3%	15.9% - 16.1%

GAAP net income	$648	$546	$2,230	$2,240
Effect of adjustments to income from operations, pre-tax	—	49	(62)	134
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(5)	18	(18)	19
Tax effect of above adjustments(d)	8	(12)	42	(30)
One-time income tax expense related to the enactment of the OBBBA(e)	—	—	390	—
Adjusted Net Income	$651	$601	$2,582	$2,363

GAAP diluted earnings per share	$1.34	$1.10	$4.56	$4.51
Effect of adjustments to income from operations, pre-tax	—	0.10	(0.13)	0.27	—
Non-operating foreign currency exchange (gains) losses, pre-tax(c)	(0.01)	0.04	(0.04)	0.04	(c)
Tax effect of above adjustments(d)	0.02	(0.03)	0.09	(0.07)	(c)
One-time income tax expense related to the enactment of the OBBBA(e)	—	—	0.80	—	—
Adjusted Diluted Earnings Per Share	$1.35	$1.21	$5.28	$4.75	$5.56 - $5.70
(1) A full reconciliation of Adjusted Operating Margin and Adjusted Diluted Earnings Per Share guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments, and such adjustments may be significant.
Notes:
(a)During the three months ended March 31, 2025, we realized a gain on the sale of an office complex in India, which was reported in "(Gain) on sale of property and equipment" on our unaudited consolidated statement of operations.
(b)NextGen charges for the three months ended December 31, 2024 include $30 million of employee separation costs, $7 million of facility exit costs and $12 million of third party and other costs. NextGen charges for the year ended December 31, 2024 include $85 million of employee separation costs, $36 million of facility exit costs and $13 million of third party and other costs. The program concluded on December 31, 2024. The costs related to the NextGen program are reported in "Restructuring charges" in our unaudited consolidated statements of operations.
(c)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(d)Presented below are the tax impacts of our non-GAAP adjustment to pre-tax income for the:

(in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Non-GAAP income tax benefit (expense) related to:
Gain on sale of property and equipment	$—	$—	$(9)	$—
NextGen charges	—	13	—	34
Foreign currency exchange gains and losses	(8)	(1)	(33)	(4)
The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the above table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our unaudited consolidated statements of operations.
(e)In July 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted in the United States, which, among other provisions, repealed the requirement to capitalize U.S. research and experimental ("R&E") costs. As a result, we do not believe it is more likely than not that we will realize our deferred tax asset of $390 million related to R&E costs capitalized outside the United States. These amounts would have otherwise been available to offset certain future U.S. taxes on our non-U.S. earnings, which, as a result of this repeal, we no longer project to be applicable to us. Therefore, in the third quarter of 2025, we recorded a one-time, non-cash income tax expense of $390 million.
Reconciliations of Net Cash
(Unaudited)

(in millions)	December 31, 2025	December 31, 2024
Cash and cash equivalents(a)	$1,901	$2,231
Short-term investments	13	12
Less:
Short-term debt	33	33
Long-term debt	543	875
Net cash(a)	$1,338	$1,335
Notes:
(a)Cash and cash equivalents as of December 31, 2025 excludes $733 million of restricted cash related to our acquisition of 3Cloud which was reported in "Other current assets" on our unaudited consolidated statement of financial position.

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Refer to the “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Revenue by Business Segment and Geography
(Unaudited)

(dollars in millions)	Three Months Ended December 31, 2025
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$1,621	30.4%	5.2%	4.2%
Financial Services	1,586	29.7%	10.5%	9.3%
Products and Resources	1,318	24.7%	1.8%	0.3%
Communications, Media and Technology	808	15.2%	(0.4)%	(1.2)%
Total Revenues	$5,333		4.9%	3.8%
Revenues by Geography:
North America	$3,986	74.7%	4.3%	4.2%
United Kingdom	480	9.0%	7.9%	3.8%
Continental Europe	538	10.1%	8.9%	0.3%
Europe - Total	1,018	19.1%	8.4%	2.0%
Rest of World	329	6.2%	2.5%	3.6%
Total Revenues	$5,333		4.9%	3.8%

	Twelve Months Ended December 31, 2025
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Health Sciences	$6,347	30.1%	7.0%	6.4%
Financial Services	6,173	29.2%	7.3%	6.8%
Products and Resources (b)	5,285	25.0%	10.5%	9.7%
Communications, Media and Technology	3,303	15.7%	1.0%	0.7%
Total Revenues (b)	$21,108		7.0%	6.4%
Revenues by Geography:
North America (b)	$15,780	74.8%	7.4%	7.4%
United Kingdom	1,922	9.1%	5.2%	2.1%
Continental Europe	2,090	9.9%	8.2%	3.6%
Europe - Total	4,012	19.0%	6.7%	2.9%
Rest of World	1,316	6.2%	2.9%	4.7%
Total Revenues (b)	$21,108		7.0%	6.4%

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures and Performance Metrics” section of our press release for further information.
(b)For the year ended December 31, 2025, our acquisition of Belcan contributed approximately 260 basis points to overall revenue growth, respectively, primarily in North America and to a lesser extent in the United Kingdom. Additionally, Belcan contributed approximately 960 basis points of growth to our Products and Resources segment for the year ended December 31, 2025.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$648	$546	$2,230	$2,240
Adjustments for non-cash income and expenses	94	40	991	394
Changes in operating assets and liabilities, net of effects of businesses acquired	116	334	(338)	(510)
Net cash provided by operating activities	858	920	2,883	2,124
Cash flows from investing activities:
Purchases of property and equipment	(77)	(83)	(288)	(297)
Proceeds from sale of property and equipment	—	—	70	—
Net maturities (purchases) of investments	2	4	(12)	266
Payments for business combinations, net of cash acquired	—	—	—	(1,615)
Net cash (used in) investing activities	(75)	(79)	(230)	(1,646)
Cash flows from financing activities:
Issuance of common stock under stock-based compensation plans	12	14	58	63
Repurchases of common stock	(338)	(154)	(1,378)	(605)
Net change in term loan borrowings and earnout obligations and finance leases	(10)	(12)	(42)	(73)
Proceeds from borrowing under the revolving credit facility	—	—	—	600
Repayment of notes outstanding under the revolving credit facility	—	(300)	(300)	(300)
Dividends paid	(151)	(150)	(610)	(600)
Net cash (used in) by financing activities	(487)	(602)	(2,272)	(915)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(3)	(21)	22	(49)
Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	293	218	403	(486)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	2,341	2,013	2,231	2,717
Cash, cash equivalents and restricted cash, end of period	$2,634	$2,231	$2,634	$2,231

SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	Three Months Ended December 31,
Stock Repurchases under Board of Directors' authorized stock repurchase program:	2025	2024
Number of shares repurchased	4.3	1.8

Remaining authorized balance as of December 31, 2025	$1,918

Reconciliation of Free Cash Flow Non-GAAP Financial Measure

(in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$858	$920	$2,883	$2,124
Purchases of property and equipment	(77)	(83)	(288)	(297)
Proceeds from sale of property and equipment	—	—	70	—
Free cash flow	$781	$837	$2,665	$1,827